UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Paul W. Chellgren
   Ashland Inc.
Toebben Executive Center
541 Buttermilk Pike, Suite 207
   KY, Crescent Springs 41017
2. Issuer Name and Ticker or Trading Symbol
   The PNC Financial Services Group, Inc. (PNC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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$5 Par Common Stock        |10/24/|J   |V|38                |A  |           |                   |D     |                           |
                           | 2002 |1   | |                  |   |           |                   |      |                           |
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$5 Par Common Stock        |1/2/ 2|A   | |115               |A  |           |3348               |D     |                           |
                           |003   |2   | |                  |   |           |                   |      |                           |
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$5 Par Common Stock        |      |    | |                  |   |           |3582               |I     |See Footnote 3             |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Phantom Stock Unit (1-|        |     |    | |           |   |     |     |$5 Par Commo|       |       |3202        |I  |Deferred Sto|
for-1)                |        |     |    | |           |   |     |     |n Stock     |       |       |            |   |ck Unit Plan|
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Phantom Stock Unit (1-|        |12/31|A   | |622        |A  |     |     |$5 Par Commo|622    |       |9890        |I  |Deferred Com|
for-1)                |        |/ 200|4   | |           |   |     |     |n Stock     |       |       |            |   |pensation Pl|
                      |        |2    |    | |           |   |     |     |            |       |       |            |   |an          |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Dividend Reinvestment Shares acquired.
2. Annual grant pursuant to Director Share Incentive Plan.
3. PNC Bank Kentucky, Inc. Directors Deferred Compensation Plan.
4. Phantom Stock Units issued pursuant to the PNC Deferred Compensation Plan.